                                    Exhibit 23

                                    Consent of Deloitte & Touche LLP

Independent Auditors’ Consent

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-134174 of CVS Corporation (“CVS”) on Form S-3 of our report dated June 29, 2006 relating to the statement of net assets acquired of Albertson’s, Inc. and its subsidiaries (“Albertsons”) standalone drugstore business (an integrated operation within Albertsons) as of February 2, 2006, pursuant to the Asset Purchase Agreement as amended between Albertsons and CVS and certain other parties thereto, and the related statement of revenues and direct expenses for the year ended February 2, 2006 appearing in this Current Report on Form 8-K/A of CVS dated August 8, 2006.

/s/ Deloitte & Touche LLP

Boise, Idaho

August 8, 2006